EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
October 25, 2010	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
Toll Brothers Announces New $885 Million Bank Credit Facility
Horsham, Pa., October 25, 2010 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced that it had finalized a new four-year $885 million bank credit facility. The unsecured facility, which closed on October 22, 2010 and matures in October 2014, replaces the Company’s existing $1.89 billion revolving credit facility, which was scheduled to mature in March 2011. In conjunction with the replacement of the maturing facility, the Company repaid with cash a $331.7 million term loan that was part of that facility. The new credit facility has an accordion feature under which it can increase to a maximum of $2.0 billion, subject to certain conditions set forth in the Credit Agreement and the availability of additional bank commitments.
Douglas C. Yearley, Jr., the Company’s chief executive officer, stated: “We are pleased to welcome into our new bank group a wide variety of U.S. and international lenders, some of whom have been with us for many years and some who are joining for the first time. This facility, which assures us access to significant long-term bank capital, will help position us to take advantage of current and future opportunities as we look to grow the Company.”
Martin P. Connor, the Company’s chief financial officer, stated: “This is the first new unsecured credit facility completed by a publicly-traded home building company since the financial crisis of 2008. As such, we believe this transaction is recognition by the banking community of the prudent manner in which we have navigated these difficult economic times, and, more importantly, is a strong vote of confidence in our future.”
Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and RBS Securities Inc. acted as Joint Lead Arrangers and Joint Bookrunners for the new facility with Citibank, N.A. as Administrative Agent; Deutsche Bank Securities Inc. and The Royal Bank Of Scotland PLC as Syndication Agents; Suntrust Bank and PNC Bank, National Association as Documentation Agents; Capital One, N.A., Bank of Montreal, Sumitomo Mitsui Banking Corporation, Wells Fargo Bank, N.A., Comerica Bank, U.S. Bank, N.A. and California Bank & Trust as Lenders.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas and Virginia.
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Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 1000 Company, is honored to have won the three most coveted awards in the homebuilding industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers was recently honored to receive the #1 ranking in Fortune Magazine’s 2010 World’s Most Admired Companies Survey among home building companies. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
This news release includes information that may constitute “forward-looking statements”, as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding, among other things, our business, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to certain risks and uncertainties that are set forth in our filings with the U.S. Securities and Exchange Commission. Any or all of the forward-looking statements included herein are not guarantees of future performance and may turn out to be inaccurate. There is no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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